                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                        ______________________________

                                   FORM 8-K

                        ______________________________


                                CURRENT REPORT
                    PURSUANT TO SECTION 13 OR 15(D) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported)       October 21, 1997
                                                 -----------------------


                       INTEGRATED HEALTH SERVICES, INC.
--------------------------------------------------------------------------------
            (Exact Name of Registrant as Specified in its Charter)

          Delaware                   1-12306                23-2428312
----------------------------       -----------         ------------------
(State or Other Jurisdiction       (Commission            (IRS Employer
     of Incorporation)             File Number)        Identification No.)


10065 Red Run Boulevard, Owings Mills, Maryland                    21117
-----------------------------------------------                  ---------
of Principal Executive Offices)                                  (Zip Code)


Registrant's telephone number, including area code:    (410) 998-8400
                                                    -----------------------


                                Not Applicable
--------------------------------------------------------------------------------
         (Former Name or Former Address, if Changed Since Last Report)

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS.

     On October 21, 1997, Integrated Health Services, Inc. ("IHS") acquired RoTech Medical Corporation ("RoTech") through merger of a wholly-owned subsidiary of IHS into RoTech (the "Merger"), with RoTech becoming a wholly-owned subsidiary of IHS. RoTech provides home healthcare products and services, with an emphasis on home respiratory, home medical equipment and infusion therapy, primarily in non-urban areas. RoTech currently operates 631 home health locations in 36 states and approximately 26 primary care physicians practices. According to RoTech's filings with the Securities and Exchange Commission, RoTech had revenues of $422.7 million and net income of $30.8 million for the year ended July 31, 1997.

     Under the terms of the Merger, holders of RoTech Common Stock received for each share of RoTech Common Stock 0.5806 of a share of IHS Common Stock (the "Exchange Ratio"), having a market value of $19.16 based on the $33.00 closing price of the IHS Common Stock on October 21, 1997, the effective date of the Merger. Options to purchase RoTech Common Stock ("RoTech Options") were converted at the closing into options to purchase IHS Common Stock based on the Exchange Ratio. IHS issued approximately 15,350,670 shares of IHS Common Stock in the Merger, and reserved for issuance approximately 1,841,663 shares of IHS Common Stock issuable upon exercise of RoTech Options. In addition, RoTech's outstanding 5 1/4% convertible subordinated debentures became convertible into approximately 2,433,000 shares of IHS Common Stock at a conversion price of $45.21 per share of IHS Common Stock. The Merger consideration aggregated approximately $514.8 million, substantially all of which will be recorded as goodwill. The transaction will be treated as a purchase for accounting and financial reporting purposes. IHS repaid the $199.7 million of RoTech bank debt assumed in the transaction with the proceeds of the term loans under its new revolving credit and term loan facility.


ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

     (A)  FINANCIAL STATEMENTS OF BUSINESS ACQUIRED.

          1. The consolidated balance sheets of RoTech Medical Corporation and subsidiaries at July 31, 1996 and 1997, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended July 31, 1997, and the notes thereto, audited by Deloitte & Touche LLP, independent accountants, are included herein.

     (B)  PRO FORMA FINANCIAL INFORMATION.

          It is impracticable for IHS to provide the required pro forma financial information on the date this report is being filed. IHS intends to file the required financial information under cover of Form 8-K/A as soon as practicable, but not later than 60 days after the date this report must have been filed.

     (C)  EXHIBITS.

          2. Agreement and Plan of Merger, dated as of July 6, 1997, among Integrated Health Services, Inc., IHS Acquisition XXIV, Inc. and RoTech Medical Corporation (incorporated herein by reference to Exhibit 2 to Current Report on Form 8-K dated July 6, 1997 of Integrated Health Services, Inc.).

          23.  Consent of Deloitte & Touche LLP.

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
--------------------------------------------------------------------------------

To the Board of Directors and Shareholders of RoTech Medical Corporation
Orlando, Florida

We have audited the accompanying consolidated balance sheets of RoTech Medical Corporation and subsidiaries (the "Company") as of July 31, 1997 and 1996, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended July 31, 1997. Our audits also included the financial statement schedule, for the three-year period ended July 31, 1997, presented on page 21. These consolidated financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and the financial statement schedule based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of RoTech Medical Corporation and subsidiaries at July 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years then ended in conformity with generally accepted accounting principles. Also, in our opinion, such financial statement schedule for the three-year period ended July 31, 1997, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.


DELOITTE & TOUCHE LLP
Orlando, Florida
September 18, 1997 (October 21, 1997 as to Note 1)

CONSOLIDATED BALANCE SHEETS
--------------------------------------------------------------------------------


                                                                                           JULY 31
                                                                                  1997                   1996
                                                                   ----------------------------------------------
ASSETS
Current Assets:
 Cash                                                                          $ 12,819,471          $  6,438,760
 Accounts receivable:
  Trade, less allowance for doubtful accounts of $23,718,000 in
   1997 and $16,978,000 in 1996                                                 112,341,406            83,486,610

  Other                                                                           3,304,885             2,583,756
 Inventories                                                                     23,357,451            15,191,011
 Prepaid expenses                                                                   316,706               884,437
 Income taxes receivable                                                                  -             3,883,830
                                                                   ----------------------------------------------
Total Current Assets                                                            152,139,919           112,468,404

Other Assets:
 Intangible assets, less accumulated amortization of $33,951,000
  in 1997 and $18,163,000 in 1996                                               272,794,751           168,101,082

 Other assets                                                                     4,557,580             8,630,288
                                                                   ----------------------------------------------
                                                                                277,352,331           176,731,370

Property and equipment, less accumulated depreciation                           131,239,570            85,414,544
                                                                   ----------------------------------------------
Total Assets                                                                   $560,731,820          $374,614,318
                                                                   ==============================================

See accompanying notes.

CONSOLIDATED BALANCE SHEETS
--------------------------------------------------------------------------------

                                                                                  JULY 31
                                                                     1997                        1996
                                                     ------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
 Accounts payable                                                  $ 14,919,853                $ 10,151,998
 Accrued expenses and other liabilities                              13,520,246                  14,178,810
 Notes payable to banks                                             180,991,047                  52,055,008
 Income taxes payable                                                 2,476,822                           -
 Deferred income taxes                                                   52,998                      75,299
                                                     ------------------------------------------------------
Total Current Liabilities                                           211,960,966                  76,461,115


Deferred INCOME TAXES                                                20,734,609                  11,831,155

Convertible Subordinated Debentures                                 110,000,000                 110,000,000

Redeemable Common Stock                                               4,076,189                   1,646,933


Shareholders' Equity:
 Common Stock, par value $.0002 per share,
  50,000,000 shares authorized, 24,222,427 in 1997
  and 23,303,586 in 1996                                                  4,853                       4,669


 Treasury stock                                                        (848,285)                   (814,535)
 Additional paid-in capital                                         131,269,024                 122,757,377
 Retained earnings                                                   83,534,464                  52,727,604
                                                     ------------------------------------------------------
                                                                    213,960,056                 174,675,115
                                                     ------------------------------------------------------
Total Liabilities and Shareholders' Equity                         $560,731,820                $374,614,318
                                                     ======================================================

See accompanying notes.

CONSOLIDATED STATEMENTS OF INCOME
--------------------------------------------------------------------------------

                                                                             YEAR ENDED JULY 31
                                                          1997                       1996                      1995
                                            ---------------------------------------------------------------------------
Operating revenue                                     $422,692,297               $263,029,963              $134,111,458
Cost and expenses:
     Cost of revenue                                   105,564,558                 71,012,877                36,287,811
     Selling, general and administrative               208,976,965                127,357,013                66,477,381
     Depreciation and amortization                      44,017,317                 26,519,480                 9,565,238
     Interest, net                                      13,560,897                  5,228,318                   835,462
                                            ----------------------     ----------------------     ---------------------
       Total Costs and Expenses                        372,119,737                230,117,688               113,165,892

Income before income taxes                              50,572,560                 32,912,275                20,945,566
Income tax expense                                      19,765,700                 12,356,500                 7,800,800
                                            ----------------------     ----------------------     ---------------------
          Net income                                  $ 30,806,860               $ 20,555,775              $ 13,144,766
                                            ======================     ======================     =====================

Net income per share:
     Primary                                                 $1.17                      $0.83                     $0.64
     Fully diluted                                           $1.12                      $0.82                     $0.63
Weighted average number of shares
     outstanding:
     Primary                                            26,352,000                 24,657,000                20,684,000
     Fully diluted                                      30,940,000                 25,206,000                20,984,000

See accompanying notes.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
--------------------------------------------------------------------------------



                                                                COMMON STOCK                    ADDITIONAL
                                                           ----------------------  TREASURY      PAID-IN       RETAINED
                                                               SHARES    AMOUNT      STOCK       CAPITAL       EARNINGS
                                                           -------------------------------------------------------------
Balance at August 1, 1994                                    19,009,540   $3,818   $(814,535)  $ 64,518,168  $19,613,012

 Issuance of Common Stock in acquisitions of
      subsidiaries                                              391,976       78                  3,197,340
 Issuance of Common Stock pursuant to Employee Stock
      Compensation Plan                                          32,126        8                    185,576
 Issuance, repurchase and retirement of common stock
  pursuant to exercise of stock options and related put
  options                                                                                           173,299     (318,507)


 Issuance of Common Stock pursuant to exercise of stock
  options                                                        10,000        2                     69,998

 Issuance of Common Stock in Public Offering                  3,400,000      680                 49,884,817
       Net income                                                                                             13,144,766
                                                           -------------------------------------------------------------
Balance at July 31, 1995                                     22,843,642    4,586    (814,535)   118,029,198   32,439,271

 Issuance of Common Stock in acquisitions of
    subsidiaries                                                301,816       52                  3,061,230
     Issuance of Common Stock pursuant to Employee
     Stock Compensation Plan                                     22,068        4                    164,569
 Issuance, repurchase and retirement of common stock
  pursuant to exercise of stock options and related put
  options                                                                                          128,844     (267,442)

 Issuance of Common Stock pursuant to exercise of stock
  options                                                       136,060       27                  1,373,536

     Net income                                                                                               20,555,775
                                                           -------------------------------------------------------------
BALANCE AT JULY 31, 1996                                     23,303,586    4,669    (814,535)   122,757,377   52,727,604

 ISSUANCE OF COMMON STOCK IN ACQUISITIONS OF
    SUBSIDIARIES                                                854,574      171                  8,108,892
 ISSUANCE AND REPURCHASE OF COMMON STOCK PURSUANT TO
    EMPLOYEE
       Stock Compensation Plan                                   14,267        3     (33,750)       220,475
 ISSUANCE OF COMMON STOCK PURSUANT TO EXERCISE OF STOCK
    OPTIONS                                                      50,000       10                    182,280

       NET INCOME                                                                                             30,806,860
                                                           -------------------------------------------------------------
BALANCE AT JULY 31, 1997                                     24,222,427   $4,853   $(848,285)  $131,269,024  $83,534,464
                                                           =============================================================

See accompanying notes.

CONSOLIDATED STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------

                                                                               YEAR ENDED JULY 31
                                                                1997                   1996                  1995
                                                      ------------------------------------------------------------------
OPERATING ACTIVITIES

Net income                                                     $ 30,806,860            $ 20,555,775          $13,144,766

Adjustments to reconcile net income to net cash
 provided by operations:
  Depreciation                                                   28,146,078              16,889,027            4,974,785
  Amortization of intangible assets                              15,871,239               9,630,453            4,590,453
  Provision for doubtful accounts                                19,822,000               7,544,000            4,499,000
  Provision for deferred income taxes                             8,881,153               4,887,810            4,617,315
  Gain on sale of property and equipment                                  -                       -              (15,160)
  Issuance of Common Stock as employee
     compensation                                                   220,478                 164,573              255,583
  Equity in income from affiliated company                                -                       -             (910,246)
  Changes in operating assets and liabilities:
   Increase in trade accounts receivable                        (39,350,623)            (24,220,623)          (9,951,570)
   (Increase) decrease in other receivables                        (418,875)               (552,575)             364,006
   (Increase) decrease in inventories                            (2,446,937)                658,504           (2,633,575)
   (Increase) decrease in prepaid expenses                          739,998                (111,228)             391,366
   Increase in accounts payable                                   1,323,570               3,850,531            1,919,540
   Decrease in accrued expenses and other liabilities
                                                                   (135,799)             (2,248,914)          (1,181,063)
   (Increase) decrease in income taxes
    receivable/payable                                            6,360,742                 479,797           (2,959,294)

                                                      ------------------------------------------------------------------

Net cash provided by operating activities                        69,819,884              37,527,130           17,105,906

See accompanying notes.

CONSOLIDATED STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------


                                                                             YEAR ENDED JULY 31
                                                                1997                 1996                1995
                                                      -------------------------------------------------------------
INVESTING ACTIVITIES
Purchases of property and equipment                             (56,496,145)         (29,621,755)       (17,298,613)
Issuance of notes and other  receivables                                  -           (4,078,350)
Payments for acquisitions of net assets, net of cash
 acquired                                                      (136,588,104)        (146,561,420)       (55,643,515)

Proceeds from sale of property and equipment                              -                    -             68,167
Proceeds from option exercise                                       182,290                    -                  -
Advances and deposits                                               526,746             (943,838)           391,368
                                                      -------------------------------------------------------------
      Net cash used in investing activities                    (192,375,213)        (181,205,363)       (72,482,593)

FINANCING ACTIVITIES
Proceeds from notes payable to banks                            128,936,040          188,773,070        109,037,900
Payments on notes payable to banks                                        -         (146,698,062)      (103,155,900)
Proceeds from convertible subordinated debentures                         -          110,000,000                  -
Payments for debt issuance costs                                          -           (3,200,000)                 -
Proceeds from issuance of Common Stock                                    -            1,083,056         49,885,497
Repurchase of Common Stock                                                -             (418,354)          (145,208)
                                                      -------------------------------------------------------------
       Net cash provided by financing activities                128,936,040          149,539,710         55,622,289
                                                      -------------------------------------------------------------
              Increase in cash                                    6,380,711            5,861,477            245,602
Cash at beginning of year                                         6,438,760              577,283            331,681
                                                      -------------------------------------------------------------
Cash at end of year                                           $  12,819,471        $   6,438,760      $     577,283
                                                      =============================================================

 Supplemental disclosures of cash flow information

  Cash paid during the year for:
         Interest, net                                           12,590,000        $   3,976,000      $     933,000
         Income taxes                                             4,925,000            8,957,000          6,774,000

See accompanying notes.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - JULY 31, 1997
--------------------------------------------------------------------------------

1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS

     RoTech Medical Corporation (the "Company") was incorporated on September 1, 1981. The Company, through its subsidiaries, markets and provides home health care products and services and rents home care equipment to patients. These products and services, which are typically prescribed by a physician, include home health care products (such as respiratory therapy equipment and convalescent medical equipment) and home infusion therapy products and related services.

     On July 7, 1997 the Company announced that they entered into a definitive merger agreement pursuant to which RoTech Medical Corporation will merge with Integrated Health Services ("IHS"). Under terms of the agreement, IHS will issue
0.5806 shares of IHS Common Stock for each share of RoTech common stock currently outstanding. The Merger was approved by the stockholders of the Company and IHS on October 21, 1997.

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of RoTech Medical Corporation and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in the consolidated financial statements.

CONCENTRATIONS OF CREDIT RISK

     Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of cash and accounts receivable. The Company places its cash with high credit quality institutions. Concentrations of credit risk with respect to accounts receivable is limited due to the large number and geographic distribution of patients, third-party payors, and clients. The Company's revenues are generated through 613 locations in 35 states. The Company generally does not require collateral or other security in extending credit to patients; however, the Company routinely obtains assignments of (or is otherwise entitled to receive) benefits receivable under the health insurance programs, plans or policies of patients (e.g. Medicare, Medicaid, commercial insurance and managed care organizations). Percentage revenues from payor sources at July 31, 1997 were as follows:

                        Medicare                        51%
                        Medicaid                        10%
                        Commercial insurance            19%
                        Retail Sales                    14%
                        Other                            6%


FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts of cash, accounts receivable, accounts payable and notes payable to banks approximate fair value because of the short-term nature of these items. Based on the current market rates offered for similar debt of the same maturities, the carrying amount of the Company's Convertible Subordinated Debentures approximates fair value at July 31, 1997.

     The Company had $1.8 million of cash restricted due to statutory requirements at July 31, 1997.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - JULY 31, 1997
--------------------------------------------------------------------------------

1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

REVENUE RECOGNITION

     Revenues are reported on the accrual basis in the period in which services are provided. Operating revenue represents the estimated net realizable amounts from patients, third-party payors, and others for services rendered.

     Rental income under short-term leasing arrangements is recognized on a straight-line basis over the term of the lease and approximated $256,737,000, $130,060,000 and $59,017,000 in 1997, 1996 and 1995, respectively. The provision for doubtful accounts approximated $19,882,000, $7,544,000 and $4,499,000 in 1997, 1996 and 1995, respectively.

INVENTORIES

     Inventories consist principally of durable medical equipment, medical supplies and pharmaceutical products and are stated at the lower of cost (first-in, first-out method) or market.

PROPERTY AND EQUIPMENT

     Property and equipment is stated at cost. Depreciation is provided on the straight-line method over the estimated useful lives of the assets (generally three to seven years). Rental equipment is depreciated over five years. Amortization of leasehold improvements is included in depreciation.

INTANGIBLE ASSETS

 Intangible assets consists of the following as of July 31, 1997:

    Excess of cost over fair value of net
      Assets acquired and liabilities assumed               $272,255,597
    Non-compete agreements                                    31,561,435
    Other intangibles                                          2,928,894
                                                            ------------
                                                             306,745,926
    Less accumulated amortizaton                              33,951,175
                                                            ------------
                                                            $272,794,751
                                                            ============

     The excess of cost over the fair value of assets acquired and other intangibles ("intangible assets") is being amortized over 5 to 25 years on a straight-line basis. The Company annually evaluates the realizability of intangible assets by utilizing an operating income realization test for the applicable businesses acquired. In addition, the Company considers the effects of external changes to the Company's business environment, including competitive pressures, market erosion and technological and regulatory changes. the Company believes its estimated intangible assets life is reasonable given the continuing movement of patient care to noninstitutional settings, expanding demand due to demographic trends, the emphasis of the Company on establishing significant coverage in its markets, and other factors.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - JULY 31, 1997
--------------------------------------------------------------------------------

1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
   (CONTINUED)

INCOME TAXES

        Deferred income taxes are provided on elements of income that are recognized for financial accounting purposes in periods different than when such items are recognized for income tax purposes.

        The Company accounts for income taxes using the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributed to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

        Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

INCOME PER SHARE

        On April 17, 1996, the Board of Directors of the Company declared a two-for-one split of its Common Stock, payable on May 21, 1996. This was affected in the form of a 100% dividend to shareholders of record on April 30, 1996. Shareholders' equity has been restated to give retroactive recognition to the stock split for all periods presented by reclassifying from additional paid in capital to common stock, the par value of the additional shares arising from the split. In addition, for all periods presented, all references in the consolidated financial statements and footnotes thereto to number of shares, per share amounts, weighted average shares outstanding, as well as stock option and related price information have been restated to give retroactive effect to the two-for-one stock split affected on May 21, 1996.

        Income per share has been computed using the weighted average number of shares of Common Stock outstanding during each period, including any Common Stock equivalents resulting from outstanding stock options and warrants calculated using the treasury stock method.

USE OF ESTIMATES

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

RECLASSIFICATIONS

        Certain reclassifications have been made to the 1996 consolidated financial statements to conform to the 1997 presentation.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - JULY 31, 1997
--------------------------------------------------------------------------------

NEW ACCOUNTING STANDARDS

        In February 1997, FAS No. 128, "Earnings Per Share," was issued. FAS No. 128, which supersedes Accounting Principles Board ("APB") Opinion No. 15, requires a dual presentation of basic and diluted earnings per share on the face of the income statement. Basic earnings per share excludes dilution and is computed by dividing income or loss attributable to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Diluted earnings per share is computed similarly to fully diluted earnings per share under APB Opinion No. 15. FAS No. 128 is effective for financial statements issued for periods ending after December 15, 1997.

Had FAS No. 128 been adopted, pro forma basic earnings per share and pro forma diluted earnings per share would have been as follows:

                                   PRO FORMA EARNINGS PER SHARE
    YEARS ENDED JUNE 30:            BASIC               DILUTED
           1995                     $ .65                $ .63
           1996                     $ .89                $ .82
           1997                     $1.28                $1.12

2. THIRD-PARTY RATE ADJUSTMENTS AND REVENUE

        Approximately 61% in 1997, 60% in 1996, and 63% in 1995 of gross revenue was derived under federal and state third-party reimbursement programs. A portion of these revenues is based on cost reimbursement principles and is subject to audit and retroactive adjustment by the respective third-party fiscal intermediaries. In the opinion of management, retroactive adjustments, if any, would not be material to the financial position or results of operations of the Company.


3. ACQUISITIONS

        During the fiscal year ended July 31, 1997, the Company issued 854,574 shares of its restricted Common Stock valued at $8,109,063, released 460,708 shares of its restricted Common Stock from escrow which is recorded as Redeemable Common Stock (see Note 4) and is valued at $4,329,268, issued 889,391 shares of its restricted Common Stock which were placed in escrow pending the attainment of certain operating profit thresholds (see Note 4), and paid cash of approximately $124,272,000 to purchase the net assets of certain home health care companies and all of the outstanding common stock of certain home health companies.


        The combined fair market values of those assets acquired and (liabilities assumed) in 1997 are reflected in the following classifications on the balance sheet:

  Cash                                                        $  2,013,000
  Accounts receivable                                           14,907,000
  Inventories                                                    5,719,000
  Prepaid expenses                                                 172,000
  Other assets                                                     753,000
  Property and equipment                                        17,509,000
  Accounts payable, accrued expenses and other liabilities     (11,444,000)
                                                              ------------
  Net assets acquired                                         $ 29,629,000
                                                              ============

        Operating results of the acquired companies have been included in the statements of income since the respective dates of acquisition. The acquisitions have been accounted for by the purchase method of accounting. The excess of the purchase price over the fair market values of the assets acquired and liabilities assumed will be amortized over 5 to 25 years on a straight-line basis.

        The operations of entities acquired subsequent to July 31, 1997 (see
Note 15) are not included in the Company's historical statements of income as presented herein. The net assets of those entities acquired subsequent to July 31, 1997 are also not included in the Company's balance sheet as of July 31, 1997. Operations of such entities are included in the accompanying pro forma results.

        The pro forma condensed combined statements of income were prepared as if the purchases and sales had occurred on the first day of the respective periods presented to illustrate the estimated combined effects of the various Agreements for Purchase and Sales (Agreements) upon the Company. The pro forma condensed combined statements of income presented are not necessarily indicative of the results of operations that might have occurred had such transactions been completed as of the date specified or of the results of operations of the Company and its subsidiaries for any future period.

        No changes in operating revenue and expenses have been made to reflect the results of any modification to operations that might have been made had the Agreements been consummated on the aforesaid assumed effective date for purposes of presenting pro forma results. The pro forma condensed combined statements of income include amortization of intangible assets as if the Agreements had been completed on the assumed effective date referred to above.

        The pro forma condensed combined statements of income should be read in conjunction with the audited consolidated financial statements and related notes thereto included elsewhere herein.

(a) Amortization on intangible assets recorded in the combined acquisitions (amortized over various lives from 5 to 25 years).

(b) Additional net interest expense related to borrowings for cash paid to acquire combined entities.

(c) Adjustment to income tax expense for the tax expense relating to the net income as adjusted for the combined acquired entities. Income taxes are calculated on the basis that operations of the consolidated company could be combined as one company for federal income tax purposes at the actual historical rate for the period.

(d) Additional shares of the Company's Common Stock issued pursuant to the Agreements; assumed issued on the first day of the respective years presented.


                                                               For the Year Ended July 31, 1997
                             -----------------------------------------------------------------------------------------------------
                                                                        (Unaudited)
                                     RoTech Medical
                                      Corporation                                                                  RoTech Medical
                                     Consolidated                                                                    Corporation
                                      Year Ended             Combined Acquired         Pro Forma                    Combined Pro
                                     July 31, 1997              Entities              Adjustments                   Forma Results
                             -----------------------------------------------------------------------------------------------------
Operating revenue                     $422,692,297            $79,240,442                     -                      $501,932,739
  Cost and expenses:
    Cost of revenue                    105,564,558             20,870,723                     -                       126,435,281
    Selling, general and
    administrative                     208,976,965             42,491,050                     -                       251,468,015
                             -----------------------------------------------------------------------------------------------------

  Depreciation and amortization         44,017,317              3,303,056           $ 2,778,680   (a)                  50,099,053
  Interest, net                         13,560,897                983,438             4,620,771   (b)                  19,165,106
                             -----------------------------------------------------------------------------------------------------
Total cost and expenses                372,119,737             67,648,267             7,399,451                       447,167,455
Income before income taxes              50,572,560             11,592,175            (7,399,451)                       54,765,284

Income tax expense                      19,765,700                 95,734               839,843   (c)                  20,701,277
                             -----------------------------------------------------------------------------------------------------
Net Income                            $ 30,806,860            $11,496,441           $(8,239,294)                     $ 34,064,007
                             =====================================================================================================

Net Income Per Share:
  Primary                             $       1.17                                                                   $       1.25
  Fully diluted                       $       1.12                                                                   $       1.19
Weighted Average Number of
  Shares Outstanding
  Primary                               26,352,000                                      854,000(d)                     27,206,000
  Fully diluted                         30,940,000                                      854,000(d)                     31,794,000


NOTES TO CONSOLIDATED FINANCIAL STATEMENT - JULY 31, 1997
--------------------------------------------------------------------------------

3.  ACQUISITIONS (CONTINUED)

                                                                  For the Year Ended July 31, 1996
                                ------------------------------------------------------------------------------------------
                                                                            (Unaudited)
                                              RoTech
                                             Medical                                                                   RoTech
                                           Corporation                                                                 Medical
                                           Consolidated                                                              Corporation
                                            Year Ended                Combined               Pro Forma               Combined Pro
                                          July 31, 1996           Acquired Entities         Adjustments              Forma Results
                                ----------------------------------------------------------------------------------------------------
Operating revenue                         $263,029,963               $155,600,112                                       $418,630,075
Cost and expenses:
  Cost of revenue                           71,012,877                 44,341,035                     -                  115,353,912
  Selling, general and
   administrative                          127,357,013                 82,081,812                     -                  209,438,825

                                ----------------------------------------------------------------------------------------------------
   Depreciation and amortization            26,519,480                  6,017,179            $6,064,805(a)                38,601,464
   Interest, net                             5,228,318                  1,960,407             9,407,817(b)                16,596,542
                                ----------------------------------------------------------------------------------------------------
Total cost and expenses                    230,117,688                134,400,433            15,472,622                  379,990,743
Income before income taxes                  32,912,275                 21,199,679           (15,472,622)                  38,639,332

Income tax expense                          12,356,500                    199,568             2,049,599(c)                14,605,667
                                ----------------------------------------------------------------------------------------------------
Net Income                                $ 20,555,775               $ 21,000,111          $(17,522,221)                $ 24,033,665
                                ====================================================================================================
Net Income Per Share:
  Primary                                 $       0.83                                                                  $       0.94
  Fully diluted                           $       0.82                                                                  $       0.92
Weighted Average Number of
  Shares Outstanding
  Primary                                   24,657,000                                          854,000(d)                25,511,000
  Fully diluted                             25,206,000                                          854,000(d)                26,060,000



4.  SHAREHOLDERS' EQUITY

        The Company has 50,000,000 shares of Common Stock authorized at a par value of $0.0002 per share. On May 21, 1996, the Company distributed a 100% common stock dividend to shareholders of record as of April 30, 1996 to effect a 2-for-1 stock split. Shareholders' equity has been restated to give retroactive recognition to the stock split for all periods presented by reclassifying from additional paid-in capital to common stock the par value of the additional shares arising from the split. In addition, for all periods presented, all references in the consolidated financial statements and footnotes thereto to number of shares, per share amounts, weighted average shares outstanding, as well as stock option and related price information have been restated to give retroactive effect to the split.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - JULY 31, 1997
--------------------------------------------------------------------------------

4. SHAREHOLDERS' EQUITY (CONTINUED)


        On May 10, 1995, the Company completed a public offering of 3,400,000 shares of its Common Stock at $15.50 per share. The proceeds of the sale, after deducting issuance costs, were $49,885,497. The Company used the proceeds to reduce outstanding debts, to complete certain acquisitions and invested the remainder in short-term interest-bearing obligations.

        The Company utilizes its Common Stock as consideration in the acquisition process along with cash payments. The Company issued the following shares in the related fiscal years to effect purchases of home care companies:

                             Number of Shares     Value of Shares
                             ----------------     ---------------

        1995                     391,976              3,197,418

        1996                     301,816              3,061,282

        1997                     854,574              8,109,063

        Certain additional shares of Common Stock are issued and held in escrow pending the resolution of specific conditions set out in the related purchase transactions. Such shares are not shown as outstanding until the contingency is satisfied and amounted to 1,735,601 shares as of July 31, 1997.

        The Company has issued certain common stock shares subject to put options at the sole discretion of the shareholder at specified prices and are recorded as Redeemable Common Stock. As of July 31, 1997, the Company had 422,651 shares outstanding subject to put options ranging in call prices from $9.75 to $17.50. The put options expire at dates ranging from October 1997 to December 1999.

        The Company has an Employee Stock Compensation Plan designed to reward employees with ownership in the Company in lieu of cash compensation. Shares issued under the Plan amounted to 14,267 shares, 22,068 shares and 32,126 shares, in fiscal 1997, 1996 and 1995, respectively.

        The Company has two plans under which stock options may be granted. The 1993 Stock Option Plan the ("1993 Plan") provides for the granting of up to 3,000,000 stock options to purchase common stock over a ten year period, at a price of fair market value on the date of grant to key management employees of the Company. The 1996 Key Employee Stock Option Plan ("1996 Plan") provides for the granting of up to 1,000,000 stock options to purchase common stock over a 10 year period, at a price of fair market value on the date of grant to key executive officers of the Company. The 1993 Plan and the 1996 Plan are administered by the Stock Option Plan Committee ("the Committee") of the Board of Directors of the Company. Options become exercisable at such times and in such installments as granted by the Committee. Participants generally vest in the options over a four-year period.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - JULY 31, 1997
--------------------------------------------------------------------------------

  Information regarding the Company's stock option plans is summarized below:

                                  NUMBER OF OPTIONS
                                1993 PLAN   1996 PLAN  PRICE PER SHARE

Outstanding August 1, 1994        1,567,706           -     5.94 -  9.38
  Granted                                 -           -                -
  Exercised                         (28,854)          -     6.88 -  7.13
  Canceled                                -           -                -
                                  ---------   ---------   --------------

Outstanding July 31, 1995         1,538,852           -     5.94 -  9.38
  Granted                           682,000     600,000    11.38 - 19.13
  Exercised                        (128,852)          -     5.94 -  6.88
  Canceled                               -            -                -
                                  ---------   ---------   --------------

Outstanding July 31, 1996         2,092,000     600,000   $ 5.94 - 19.13
  Granted                           470,000           -    11.00 - 18.00
  Exercised                         (50,000)          -             5.94
  Canceled                         (230,000)          -    11.38 - 13.75
                                  ---------   ---------   --------------

Outstanding July 31, 1997         2,282,000     600,000   $ 5.94 - 19.13
Exercisable at July 31, 1997      1,648,500     200,000   $ 5.94 - 19.13
Reserved for future grant           280,294     400,000                -


  The Company applies APB No. 25 and related interpretations in accounting for its stock options. Accordingly, no compensation expense has been recognized in connection with its stock options. Had compensation expense for the Company's stock options been determined consistent with SFAS No. 123, the company's net income and income per share would have been reduced to the pro forma amounts indicated below:

                                            1997                       1996
                                  AS REPORTED  PRO FORMA     AS REPORTED   PRO FORMA

Net income                        $30,806,860  $29,519,417   $20,555,775  $20,265,250
Primary income per share          $      1.17  $      1.12   $      0.83  $      0.81
Fully diluted income per share    $      1.12  $      1.07   $      0.82  $      0.79


        The fair value of the options, for purposes of the above pro forma disclosure, was estimated on the date of grant or modification using the Black-Scholes option pricing model and the following assumptions: a risk-free interest rate of 6.02% weighted average expected lives of 5 years for options, 0% dividend yield and volatility of 28%. The effects of applying SFAS No. 123 in the pro forma income and income per share for 1997 and 1996 may not be representative of the effects on such pro forma information for future years.

        An acquisition transacted in fiscal 1992 included 50,048 warrants to purchase the Company's Common Stock at $15.00 per share; 2,060 warrants were exercised during fiscal year 1996 and the remaining warrants expired on November 30, 1995.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - JULY 31, 1997

--------------------------------------------------------------------------------

        On July 1, 1995, the Company entered into a stock option agreement ("Agreement") with a firm which provides legal services to the Company (See Note
11). The Agreement issued the firm options to purchase up to, but not exceeding in the aggregate, 20,000 shares of the Company's Common Stock at $13.88 per share and 20,000 shares at $19.50 per share. The options are exercisable until June 30, 2001.

        During fiscal years 1993 and 1992, pursuant to employment agreements, the Company issued 20,000 and 20,000, respectively, options to purchase its Common Stock at prices ranging from $7.00 to $7.13 per share. All options issued in 1992 were exercised during the year ended July 31, 1996. During the year ended July 31, 1995, 10,000 of the 20,000 options issued in fiscal 1993 were exercised.

5.  PROPERTY AND EQUIPMENT

        Property and equipment consists of the following:

                                           JULY 31
                                      1997           1996
                                  ---------------------------

Rental equipment                  $162,444,404   $ 97,242,445
Furniture and equipment             37,205,958     24,377,848
Vehicles                            12,001,940      8,249,870
Leasehold improvements               4,465,543      2,221,288
                                  ---------------------------
                                   216,117,845    132,091,451
Less accumulated depreciation      (84,878,275)   (46,676,907)
                                  ---------------------------
                                  $131,239,570   $ 85,414,544
                                  ===========================

6. CURRENT NOTES PAYABLE TO BANKS

        Current notes payable to banks at July 31, 1997 were $180,991,047 under a $300,000,000 syndicated bank line of credit expiring on June 2, 1998. The rate on July 31, 1997 and 1996 was 6.49% and 6.12%, respectively. The syndicated bank line of credit is payable on demand and provides for an interest rate to be selected by the Company based on LIBOR plus 0.75% or the prime rate.

        The credit facility carries a negative pledge on all Company assets and requires compliance by the Company with certain financial and negative covenants, including a restriction on dividends. As of July 31, 1997, the Company was in compliance with all covenants contained in the credit facility.

7. CONVERTIBLE SUBORDINATED DEBENTURES

        On June 1, 1996, the Company issued $110,000,000 aggregate principal amount of 5 1/4% Convertible Subordinated Debentures ("Debentures") due 2003 with interest payable on June 1 and December 1, commencing December 1, 1996. The Debentures and related 4,190,476 shares of the Common Stock of the Company, which are initially issuable upon conversion of the Debentures, were registered with the Securities and Exchange Commission on September 11, 1996.

        The Debentures are convertible into Common Stock of the Company at any time after the 60/th/ day following the date of original issuance of the Debentures and at or before maturity at a conversion price of $26.25 per share, subject to adjustment in certain events, plus accrued interest. The Debentures are

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - JULY 31, 1997
--------------------------------------------------------------------------------

7. CONVERTIBLE SUBORDINATED DEBENTURES (CONTINUED)

redeemable at the option of the Company, in whole or in part, but not before
June 4, 1999.  The Debentures do not provide for a sinking fund.   The Company's
ability to repurchase the Debentures is dependent upon the Company's having sufficient funds and may be limited by the terms of the Company's senior indebtedness or the subordination provisions of the related indenture.

8. COMMITMENTS AND CONTINGENCIES

Lease Commitments

        Rental expense approximated $14,492,000 $7,765,000, and $3,924,000 for the years ended July 31, 1997, 1996, and 1995, respectively. Future minimum rental commitments under leases, primarily for buildings, are as follows:


FOR THE YEARS ENDING JULY 31
----------------------------
1998                               8,239,790
1999                               6,442,878
2000                               4,368,379
2001                               2,626,044
2002                               1,596,268
Thereafter                         3,734,158
                                 -----------
                                 $27,007,517
                                 ===========

Healthcare Regulatory Environment

        A significant portion of the Company's revenues are reimbursed under the Federal Medicare program. The Balanced Budget Act of 1997 enacted in August 1997, reduces the Medicare national payment limits for oxygen and oxygen equipment used in home respiratory by 25% in 1998 and 30% (from 1997 levels) in 1999 and each subsequent year. Approximately 22% of RoTech's total revenues for the year ended July 31, 1997 were derived from the provision of oxygen services to Medicare patients.

Litigation

        The Company is engaged in the defense of certain claims and lawsuits arising out of the ordinary course and conduct of its business, the outcome of which are not determinable at this time. The Company has insurance policies covering such potential losses where such coverage is cost effective. In the opinion of management, any liability that might be incurred by the Company upon resolution of these claims and lawsuits will not, in the aggregate, have a material adverse effect on its consolidated financial condition.

9. RETIREMENT BENEFITS

        The company instituted a 401(k) Savings Plan ("Savings Plan") on May 1, 1996. The Savings Plan covers all full-time employees who have met certain eligibility requirements and is funded by voluntary employee contributions and by Company contributions equal to a certain percentage of employee contributions. Employees' interests in company contributions vest over five years. The cost of the Savings Plan was $300,000 and $26,000 for the fiscal years ended July 31, 1997 and 1996, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - JULY 31, 1997
--------------------------------------------------------------------------------

10. INCOME TAXES

        Income tax expense for the years ended July 31, consists of the following:

                                  1997         1996         1995
                              ------------------------------------
Current
   Federal                    $10,078,747  $ 6,796,500  $2,894,000
   State                          996,800      672,190     289,485
                              ------------------------------------
                               11,075,547    7,468,690   3,183,485
Deferred
   Federal                      7,908,053    4,447,910   4,210,800
   State                          782,100      439,900     406,515
                              ------------------------------------
                                8,690,153    4,887,810   4,617,315
                              ------------------------------------
                              $19,765,700  $12,356,500  $7,800,800
                              ====================================

        Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Provisions have been made for deferred income taxes arising primarily from the use of different depreciation methods for equipment and different lives for intangible assets for financial and tax reporting purposes. Significant components of the Company's deferred tax liabilities and assets as of July 31 are as follows:


                                            1997               1996
                                       --------------     -------------
Deferred tax liabilities:
  Tax over book depreciation             $12,294,020        $ 7,046,700
  Tax over book intangibles amortization   8,440,589          4,784,455
  Prepaid insurance                           52,998             75,299
                                         ------------------------------
       Total deferred tax liabilities    $20,787,607         11,906,454
                                         ==============================

Deferred tax assets:
  Uniform capitalization                     450,000            259,000
                                         ------------------------------
       Total deferred tax assets             450,000            259,000
                                         ------------------------------
       Net deferred tax liabilities      $20,337,607        $11,647,454
                                         ==============================


The Company's effective tax rate differs from the statutory rate for the years ended July 31, as follows:


                                                             1997           1996              1995
                                                          ------------------------------------------
Percentage of pre-tax income:
  Statutory rate                                             35.0%           35.0%              35.0%
  Increase (decrease) in tax rate resulting from:
    State income taxes, net of federal income tax benefit     2.0             2.0                2.0
    Amortization of nondeductible intangible assets           2.8             2.2                2.5
    Other                                                    ( .8)           (1.7)              (2.3)
                                                          ------------------------------------------
                                                           39.0%             37.5%              37.2%
                                                          ==========================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - JULY 31, 1997
--------------------------------------------------------------------------------

11. RELATED PARTY TRANSACTIONS

        The Company purchases certain products from companies owned by its chief executive officer and shareholder. Such transactions amounted to approximately $11,000, $74,000 and $55,000 for the years ended July 31, 1997, 1996 and 1995, respectively. These same companies purchased approximately $11,000, $46,000 and $28,000 of products from the Company for the fiscal years ended July 31, 1997, 1996 and 1995, respectively.

        The Company leases certain facilities and equipment from companies owned by certain directors, officers and shareholders. Rent expense under these cancelable operating leases amounted to $540,000, $740,000 and $760,000 for the years ended July 31, 1997, 1996 and 1995, respectively.

        The Company executed a stock option agreement with a firm which provided certain legal services in the amount of $362,000, $302,000, and $270,000 for the years ended July 31, 1997, 1996 and 1995, respectively, to the Company. One of the Company's directors and officers is a shareholder and officer of the firm. (See Note 4.)

12. QUARTERLY FINANCIAL DATA (UNAUDITED)

        The following is a summary of the quarterly results of operations for the years ended July 31, 1997 and 1996:


                                              JULY 31, 1997
                                              (IN THOUSANDS)
                             FIRST           SECOND        THIRD          FOURTH
                        -------------------------------------------------------------

OPERATING REVENUE          $90,307,483    $97,835,317   $109,431,604   $125,117,893
COST AND EXPENSES           80,055,510     86,117,894     96,186,134    109,760,199
INCOME TAX EXPENSE           3,900,500      4,442,003      4,979,163      6,444,034
                        -------------------------------------------------------------
NET INCOME                 $ 6,351,473    $ 7,275,420   $  8,266,307   $  8,913,660
                        =============================================================
NET INCOME PER SHARE:
   PRIMARY                 $      0.25    $      0.28   $       0.31   $       0.33
   FULLY DILUTED           $      0.25    $      0.27   $       0.30   $       0.31


                                             July 31, 1996
                              First           Second        Third          Fourth
                        -------------------------------------------------------------

Operating revenue          $45,119,179    $61,463,199   $ 72,983,865   $ 83,463,720
Cost and expenses           38,235,210     53,634,405     64,644,579     73,603,494
Income tax expense           2,560,836      2,897,599      2,897,933      4,000,132
                        -------------------------------------------------------------
Net income                 $ 4,323,133    $ 4,931,195   $  5,441,353   $  5,860,094
                        =============================================================
Net income per share:
   Primary                 $      0.18    $      0.20   $       0.22   $       0.23
   Fully diluted           $      0.18    $      0.20   $       0.22   $       0.23

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - JULY 31, 1997
--------------------------------------------------------------------------------

13. ACCRUED EXPENSES AND OTHER LIABILITIES

        Accrued expenses and other liabilities include:

                                                     JULY 31
                                               1997          1996
                                            ---------------------------

Accrued payroll expenses                    $ 3,597,502   $ 3,847,179
Deferred payments                             2,914,520     2,978,161
Payments due on acquisition transactions              -     3,200,000
Liabilities assumed through acquisitions      1,232,666     1,434,293
Accrued interest                              2,001,820     1,232,086
Other accrued liabilities                     3,773,738     1,487,091
                                            ---------------------------
                                            $13,520,246   $14,178,810
                                            ===========================

14. OTHER ASSETS

        In February 1995, the Company sold its investment in an affiliated company. The Company's 49% ownership was accounted for by the equity method. The approximate $1,400,000 net gain and certain operating expenses incurred to carry the asset are recorded in selling, general and administrative expense.


15. SUBSEQUENT EVENTS

        During the period August 1, 1997 to September 16, 1997, the Company acquired the net assets or outstanding stock of 11 home health care companies for approximately $13.2 million.

--------------------------------------------------------------------------------

SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS
-----------------------------------------------

                                                      COLUMN C
                                                    -------------
COLUMN A                         COLUMN B             ADDITIONS            COLUMN D      COLUMN E
-----------------------------------------------------------------------------------------------------
                                                             CHARGED TO
                                  BALANCE AT    CHARGED TO     OTHER                      BALANCE AT
                                 BEGINNING OF   COSTS AND     ACCOUNTS      DEDUCTIONS      END OF
CLASSIFICATION                      PERIOD      EXPENSES(1)   DESCRIBE     DESCRIBE (2)    PERIOD
-----------------------------------------------------------------------------------------------------
YEAR ENDED JULY 31, 1997:

DEDUCTED FROM ASSET ACCOUNTS:
    ALLOWANCE FOR DOUBTFUL
          ACCOUNTS                 $16,978,000   $19,882,000                $13,142,000    $23,718,000

Year ended July 31, 1996:
Deducted from asset accounts:
    Allowance for doubtful
          accounts                 $ 7,958,000   $ 7,544,000           -    $(1,476,000)   $16,978,000

Year ended July 31, 1995:
 Deducted from asset accounts:
    Allowance for doubtful
          accounts                 $ 6,333,000   $ 4,499,000           -    $ 2,874,000    $ 7,958,000

(1) Certain amounts in each year are charged against gross operating revenue and are not included herein.

(2) Uncollectible accounts written off, net of recoveries and net of the allowance for doubtful accounts remaining at the respective fiscal year-end recorded in conjunction with certain acquisitions.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                   INTEGRATED HEALTH SERVICES, INC.


Date: November 5, 1997             By: /s/ W. Bradley Bennett
                                       ---------------------------------------
                                        Name:  W. Bradley Bennett
                                        Title: Executive Vice President--Chief
                                               Accounting Officer

                                 Exhibit Index

          2. Agreement and Plan of Merger, dated as of July 6, 1997, among Integrated Health Services, Inc., IHS Acquisition XXIV, Inc. and RoTech Medical Corporation (incorporated herein by reference to Exhibit 2 to Current Report on Form 8-K dated July 6, 1997 of Integrated Health Services, Inc.).

          23.  Consent of Deloitte & Touche LLP.